UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

REATA PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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US 4951857v.2

2801 Gateway Drive, Suite 150

Irving, Texas 75063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 7, 2017
at 8:00 a.m. Central Daylight Time

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders, or the Annual Meeting, of Reata Pharmaceuticals, Inc., a Delaware corporation, or the Company, to be held on June 7, 2017, at 8:00 a.m. Central Daylight Time, at our principal place of business located at 2801 Gateway Drive, Suite 150, Irving, Texas 75063. Only stockholders who held stock at the close of business on the record date, April 13, 2017, may vote at the Annual Meeting, including any adjournment or postponement thereof.

At the Annual Meeting, you will be asked to consider and vote upon:

(1) the election of two directors, James E. Bass and R. Kent McGaughy, Jr., to serve as Class II directors until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation, removal or death;

(2) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

(3) the transaction of such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

The accompanying proxy statement more fully describes the details of the business to be conducted at the Annual Meeting. Proposal 1 relates solely to the election of the two directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR the two director nominees and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be accessible during normal business hours at our principal place of business for ten days prior to the meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to provide our notice of annual meeting, proxy statement and 2016 annual report to stockholders online, with paper copies available free of charge upon request. On or about April 24, 2017, we began mailing a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, instead of a paper copy of our proxy materials. The Notice of Internet Availability contains instructions on how to access these documents and how to cast your vote via the Internet. The Notice of Internet Availability also contains instructions on how to request a paper copy of our proxy materials. All stockholders who have so requested will receive a paper copy of the proxy materials by mail. We believe that this process allows us to provide our stockholders with the information they need on a more timely basis, while lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting, by submitting your proxy via the telephone at 1-866-250-6195 or via the Internet at www.proxypush.com/RETA or by completing, signing and dating the proxy card and returning it in the postage-prepaid envelope.

We look forward to speaking with you at the Annual Meeting.

Sincerely,

J. Warren Huff
Chief Executive Officer
April 24, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2017

Our notice of annual meeting, proxy statement, form of proxy card or voting instruction form and 2016 annual report to stockholders are available on the internet at www.proxypush.com/RETA.

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2801 Gateway Drive, Suite 150
Irving, Texas 75063

PROXY STATEMENT FOR
2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2017
at 8:00 a.m. Central Daylight Time

QUESTIONS AND ANSWERS ABOUT THE PROXY STATEMENT AND THE ANNUAL MEETING

1. What are proxy materials?

The proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors, or our Board, of Reata Pharmaceuticals, Inc., or Reata, the Company, we or us, for use at the Company’s 2017 Annual Meeting of Stockholders, or Annual Meeting, to be held on June 7, 2017, at 8:00 a.m. Central Daylight Time, at our principal place of business located at 2801 Gateway Drive, Suite 150, Irving, Texas 75063. The proxy materials include the notice of annual meeting of stockholders, this proxy statement for the Annual Meeting, a 2016 annual report to stockholders, and the proxy card or, for shares held in street name (held for your account by a broker or other nominee), a voting instruction form, for the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission, or SEC, rules and is designed to assist you in voting your shares.

Pursuant to the “notice and access” rules adopted by the SEC, we have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 24, 2017, we began mailing a Notice of Internet Availability to stockholders entitled to vote at the Annual Meeting containing instructions on how to access the proxy materials and how to vote online. Please follow the instructions on the Notice of Internet Availability for requesting paper or e-mail copies of our proxy materials. In addition, stockholders of record may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. We believe electronic delivery will expedite the receipt of the materials and will help lower the costs of our proxy materials. Please note that, while our proxy materials are available at the website referenced in the Notice of Internet Availability and on our website, no other information contained on either website is incorporated by reference into or considered to be a part of this document.

2. Who is entitled to vote at the Annual Meeting?

Only holders of record of our Class A common stock and Class B common stock at the close of business on April 13, 2017, or the Record Date, are entitled to notice of and to vote at the Annual Meeting. On the Record Date, 13,991,575 shares of Class A common stock were issued and outstanding (constituting 13,991,575 votes), and 8,374,032 shares of Class B common stock were issued and outstanding (constituting 25,122,096 votes). Each share of Class A common stock is entitled to one vote on all matters to be voted upon at the Annual Meeting, and each share of Class B Common stock is entitled to three votes on all matters to be voted upon at the Annual Meeting. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders at the Annual Meeting. Holders of common stock do not have the right to cumulative voting in the election of directors.

The presence, in person or by proxy, of the holders of a majority of the voting power of outstanding shares of Class A common stock and Class B common stock on the Record Date (constituting 19,556,836 votes) will constitute a quorum for the transaction of business at the Annual Meeting and any postponement or adjournment thereof, though the Board may fix a new record date for purposes of a postponed or adjourned meeting. Abstentions and broker non-votes, each discussed below, will be counted for the purpose of determining the presence or absence of a quorum.

You are a stockholder of record if your shares of our common stock are registered directly in your own name with our transfer agent, American Stock Transfer & Trust Company, LLC, or AST. You are a beneficial owner of shares of our common stock if a brokerage firm, bank or other agent, called a “nominee,” holds your stock. This is often called ownership in “street name” because your name does not appear in the records of AST. If you are a stockholder of record, you have the right to grant your proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting. If you hold any shares in street name, you have the right to direct your nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. If you hold any shares of common stock in street name, you should receive a voting instruction form from your nominee.

3. How do you vote your shares?

If you are a stockholder of record, there are four ways to vote:

•	In Person. You may vote in person at the Annual Meeting. We will give you a ballot when you arrive.
•

Via the Internet. You may vote by proxy via the internet at www.proxypush.com/RETA until 11:59 p.m. Eastern Time the day before the Annual Meeting by following the instructions provided on the Notice of Internet Availability or proxy card. You must have the control number that is on the Notice of Internet Availability or proxy card when voting.

•

By Telephone. If you live in the United States or Canada, you may vote by proxy via the telephone by calling 1-866-250-6195 until 11:59 p.m. Eastern Time the day before the Annual Meeting. You must have the control number that is on the Notice of Internet Availability or proxy card when voting.

•	By Mail. You may vote by completing, dating and signing the proxy card and returning it in the postage-prepaid envelope provided.

If you are a beneficial owner of shares held in street name, there are four ways to provide voting instructions:

•

In Person. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the nominee that holds your shares. Please contact that nominee for instructions regarding obtaining a legal proxy.

•	Via the Internet. You may provide voting instructions via the internet by following the instructions provided on the Notice of Internet Availability or your voting instruction form.
•

By Telephone. If it is allowed by your nominee, you may provide voting instructions via the telephone by calling the toll free number found on the Notice of Internet Availability or your voting instruction form.

•	By Mail. You may provide voting instructions by filling out the voting instruction form and returning it in the postage-prepaid envelope provided.

4. What if you receive more than one proxy card or voting instruction form?

This means that you may have more than one account at AST, with a nominee, or both. Please vote all proxy cards and voting instruction forms that you receive so that all the shares that you own will be represented at the Annual Meeting.

5. How may you revoke your proxy or voting instructions?

If you are a stockholder of record, you may revoke or amend your proxy at any time before it is voted at the Annual Meeting by writing to us directly “revoking” your earlier proxy, submitting a new proxy with a later date by mail, by telephone or via the internet, or by attending the Annual Meeting and voting in person. Your last dated proxy timely received prior to the Annual Meeting, or vote cast at the Annual Meeting, will be counted. If you hold your shares in street name, you must follow the instructions on your voting instruction form to revoke or amend any prior voting instructions.

6. What is discretionary authority?

If you are a stockholder of record and you properly submit your proxy without making any specific selections, your shares will be voted on each matter before the Annual Meeting in the manner recommended by the Board. If other matters not included in this proxy statement properly come before the Annual Meeting, the persons named on the proxy card, or otherwise designated, will have the authority to vote on those matters for you in their discretion. At this time, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this proxy statement. If you are a beneficial owner of shares held in street name, please see the discussion below regarding broker non-votes and the rules related to voting by nominees.

7. What are abstentions, “withhold” votes and “broker non-votes”?

If you are a stockholder of record and you vote “abstain” on any matter, your shares will not be voted on that matter and will not be counted as votes cast in the final tally of votes on that matter. If you are a stockholder of record and you vote “withhold” in the election of a director, your shares will not be counted as votes cast and will have no effect on the outcome, because the director nominees who receive the highest number of “for” votes are elected. In both cases, if you are a stockholder of record, your shares will be counted for purposes of determining whether a quorum is present. If you are a beneficial owner holding shares through a nominee, you may instruct your nominee that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominees for director, and your vote will have the same effect as described above.

If you are a beneficial owner holding shares through a nominee and you fail to instruct the nominee how your shares should be voted on a particular matter, then your broker nominee may submit a vote on your behalf on “routine” matters. A broker nominee generally may not vote on “non-routine” matters without receiving your specific voting instructions. This is called a “broker non-vote.” Like abstentions and “withhold” votes, broker non-votes are counted as present and entitled to vote for quorum purposes, but are not counted as votes cast. At the Annual Meeting, your broker nominee will not be able to submit a vote on the election of directors, unless it receives your specific instructions. If your nominee does not receive your specific instructions for the election of directors proposal, it will submit a broker non-vote. The broker nominee, however, will be able to vote on the ratification of the appointment of our independent registered public accounting firm even if it does not receive your instructions, so we do not expect any broker non-votes will exist in connection with this proposal.

8. What proposals will be voted on at the Annual Meeting and what votes are required to approve each of the proposals?

The required vote for each of the proposals expected to be acted upon at the Annual Meeting and the treatment of abstentions and broker non-votes under each proposal are described below:

Proposal No. 1 —Election of directors. Directors are elected by a plurality of the votes cast, with the nominees obtaining the most votes being elected. Because there is no minimum vote required, abstentions and broker non-votes will have no effect on the outcome.

Proposal No. 2 — Ratification of appointment of independent registered public accounting firm. This proposal must be approved by a majority of votes cast on the proposal. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

9. How does the Board recommend you vote on the proposals?

•	“FOR” the election of each director nominee.
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

10. What do you need to do to attend the Annual Meeting in person?

To register at the Annual Meeting, please bring the following documents:

(a)	Valid government photo identification such as a driver’s license or passport; and
(b)

Beneficial stockholders holding their shares through a nominee will need to bring proof of ownership as of April 13, 2017, the Record Date, such as their most recent account statement reflecting their stock ownership prior to the Record Date, a voting instruction card or legal proxy provided by their nominee, or similar evidence of ownership.

11. You share an address with another stockholder. Why did you receive only one copy of the proxy materials and how may you obtain an additional copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for the proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and cost savings to the companies.

A number of brokers with account holders who are stockholders may be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise, until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of materials, please notify your broker or the Company at 2801 Gateway Drive, Suite 150, Irving, Texas 75063 or (469) 442-4772, in each case Attention: Secretary, and the Company will promptly deliver such additional materials to you. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple annual reports and proxy statements by contacting your broker or the Company at 2801 Gateway Drive, Suite 150, Irving, Texas 75063 or (469) 442-4772, in each case Attention: Secretary.

12. How will the results of voting be announced?

We expect to announce the preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of elections and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days after the Annual Meeting.

13. Who pays the costs of solicitation?

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to brokerage firms, fiduciaries and custodians for forwarding to beneficial owners who request printed copies of these materials and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may also solicit proxies by telephone, facsimile or personal solicitation; however, we will not pay these individuals additional compensation for any of these services.

Explanatory Note

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we are an emerging growth company, we will not be required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The amended and restated certificate of incorporation of the Company provides that the Board is to be divided into three classes as nearly equal in number as reasonably possible, with directors in each class generally serving three-year terms. The total Board size is currently fixed at seven directors. Currently, the Class I directors (whose terms expire at the 2019 annual meeting of stockholders) are J. Warren Huff and Jack B. Nielsen. The Class II directors (whose terms expire at the Annual Meeting) are James E. Bass and R. Kent McGaughy, Jr. The Class III directors (whose terms expire at the 2018 annual meeting of stockholders) are William D. McClellan, Jr. and William E. Rose. Dennis K. Stone, M.D. resigned his Class III director seat on March 1, 2017. The Board has not yet determined whether to fill or eliminate that vacant board position. The Class II directors elected at the Annual Meeting will hold office until the 2020 annual meeting of stockholders and until their successors are elected and qualified, unless they resign or their seats become vacant due to removal or death.

As described below, the Board has nominated Mr. James E. Bass and Mr. R. Kent McGaughy, Jr. for election as Class II directors at the Annual Meeting. Mr. Bass and Mr. McGaughy, Jr. have indicated their willingness to serve if reelected. You may not vote by proxy or in person for a greater number of persons than the two director nominees.

Nomination of Directors

The nominating and corporate governance committee of our Board reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the nominating and corporate governance committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, the nominating and corporate governance committee considers each potential nominee’s personal and professional ethics, integrity and values, and commitment to the representation of the long-term interests of the stockholders. The Board membership criteria are set forth in our corporate governance guidelines, a copy of which is available under “Investors & News>Corporate Governance>Documents & Charters” on our website at www.reatapharma.com. After reviewing the qualifications of potential Board candidates, the nominating and corporate governance committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the nominating and corporate governance committee, the Board nominated Mr. Bass and Mr. McGaughy, Jr. for election as Class II directors. The Company did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the Annual Meeting.

The nominating and corporate governance committee considers stockholder nominees using the same criteria set forth above. Stockholders who wish to present a potential nominee to the nominating and corporate governance committee for consideration for election at a future annual meeting of stockholders must provide the nominating and corporate governance committee with notice of the recommendation and certain information regarding the candidate as described in our second amended and restated bylaws and within the time periods set forth on page 35 under the caption “Stockholder Proposals.”

Pursuant to our corporate governance guidelines, the Company endeavors to have a Board representing diverse experience at policy-making levels with a complimentary mix of skills and professional experience in areas relevant to the Company’s activities. The nominating and corporate governance committee will also consider such factors as diversity, including differences in viewpoints, background, education, gender, race or ethnicity, age and other individual qualifications and attributes.

Nominees and Incumbent Directors

The nominating and corporate governance committee has recommended, and the Board has nominated, Mr. Bass and Mr. McGaughy, Jr. to be elected as Class II directors at the Annual Meeting. The following table sets forth the following information for Mr. Bass and Mr. McGaughy, Jr. and the Company’s continuing directors: their respective ages as of the Record Date, the positions currently held with the Company, the year each was first elected a director of the Company, the year their current term will expire and their current class.

Nominee/Director Name	Age	Position	Director Since	Year Current Term Expires	Current Director Class
Nominees for Class II Directors:
James E. Bass R. Kent McGaughy, Jr,	58 45	Director Director	2004 2004	2017 2017	II II
Continuing Directors:
J. Warren Huff Jack B. Nielsen William D. McClellan, Jr.* William E. Rose	63 53 57 49	Chief Executive Officer, President, and Chairman of the Board Director Director Director	2002 2006 2017 2016	2019 2019 2018 2018	I I III III

*	Mr. McClellan, Jr. was appointed to the Board effective March 1, 2017.

Class II Directors Nominated for Election

The following two people have been nominated by the Board to be elected as Class II directors at the 2017 Annual Meeting.

James E. Bass has served as a member of the Board since July 2004. For the past five years, Mr. Bass has been managing family assets and investments as his primary business activity. Mr. Bass is a member of the board of Snowbird Holdings, LLC and Trinity Summits, LLC. He previously served as an executive director of FB Gemini Limited, an Asian regional investment bank based in Hong Kong, prior to which he was an associate attorney and later a partner at Gibson, Dunn & Crutcher LLP. Mr. Bass graduated with a B.A. from Yale University and obtained his J.D. from Stanford University. Our Board believes that Mr. Bass is qualified to serve on our Board due to his extensive experience investing and extensive service on the boards of directors and boards of managers of other enterprises.

R. Kent McGaughy, Jr. has served as a member of the Board since December 2004. Mr. McGaughy, Jr. has been a partner in CPMG, Inc. since 2006. Prior to joining CPMG’s predecessor, Cardinal Investment Company, Inc. in 1997, he worked in mergers and acquisitions at Simmons & Company International. He currently serves on the boards of Apollo Endosurgery, Inc., a publicly-traded company, and several private companies. Mr. McGaughy, Jr. received his B.A. from The University of Texas (summa cum laude and member of Phi Beta Kappa) and his M.B.A. from Harvard Business School. Our Board believes that Mr. McGaughy, Jr. is qualified to serve on our Board due to his extensive experience investing and extensive service on the boards of directors of other companies.

Class I Directors Continuing in Office Until 2019

J. Warren Huff is the Chairman, Chief Executive Officer and President of Reata. He has served as our sole CEO, President, and as Chairman of the Board since our founding in 2002. Prior to founding Reata, Mr. Huff served as CEO in a number of health care and information technology start-up enterprises. Mr. Huff started his career as an attorney with Johnson & Gibbs, P.C., where he was a partner and Chairman of the Corporate Securities Practice. Mr. Huff received a B.B.A. magna cum laude from the University of Texas at Austin and a J.D. from Southern Methodist University. Our Board believes that Mr. Huff is qualified to serve on our Board due to his extensive experience investing and working in the pharmaceuticals industry.

Jack B. Nielsen has served as a member of the Board since June 2006. Mr. Nielsen is a consultant to Vivo Capital, LLC, a healthcare focused investment firm. Prior to March 1, 2017, Mr. Nielsen worked within the Novo A/S organization and its venture activities since 2001 in several roles, most recently being employed as a Senior Partner based in Copenhagen, Denmark. From 2006 to 2012, Mr. Nielsen was employed as a Partner at Novo Ventures (US) Inc. in San Francisco, where he established the office which provides certain consultancy services to Novo A/S. Mr. Nielsen served on the board of directors of publicly-traded company Akebia Therapeutics, Inc. from 2013 to June 2015 and currently serves on the board of directors of publicly-traded companies Merus, B.V and Apollo Endosurgery, Inc. He is also currently a member of the board of directors of a number of private companies. Mr. Nielsen received a M.Sc. in Chemical Engineering from the Technical University of Denmark, and a Masters in Management of Technology from Center for Technology, Economics and Management, Technical University of Denmark. Our Board believes that Mr. Nielsen is qualified to serve on our Board due to his extensive industry experience, his experience with venture capital investments, and his board service for several companies in the biotechnology sector.

Class III Directors Continuing in Office Until 2018

William D. McClellan, Jr. has served as a member of the Board since March 2017. Mr. McClellan, Jr. is a financial management consultant to healthcare and life sciences companies, serving as the managing member of Goodwater Consulting, LLC since March 2017. Prior to serving as a financial management consultant, from June 2004 until June 2016, Mr. McClellan, Jr. was the Chief Financial Officer and Executive Vice President, Finance at On-X Life Technologies Holdings, Inc. Prior to June 2004, Mr. McClellan, Jr. held financial and accounting positions at various healthcare and other companies and was a certified public accountant serving as an auditor with PricewaterhouseCoopers for nine years. He currently serves on the board of directors of Apollo Endosurgery, Inc., a publicly-traded company, and chairs its audit committee. Mr. McClellan, Jr. received a B.B.A. in accounting from Abilene Christian University and is a Certified Public Accountant. Our Board believes that Mr. McClellan, Jr. is qualified to serve on our Board due to his extensive experience in finance and accounting roles in the healthcare and life sciences industry and in serving as a certified public accountant at a large public accounting firm.

William E. Rose has served as a member of the Board since February 2016. Mr. Rose is the President of Montrose Capital, Inc. Prior to Montrose, Mr. Rose was associated with HBK Capital Management from 1991 until 2012, serving in various capacities, including Co-Chief Investment Officer. He currently serves as the Chairman of the Board of Trustees for Greenhill School and is also a member of the Investment Committee for the Dallas Museum of Art. Mr. Rose received a B.A. in Political Science from Duke University in 1989. Our Board believes that Mr. Rose is qualified to serve on our Board due to his extensive experience investing, his experience with venture capital investments, and his board service for other enterprises.

Vote Required

The nominees who receive the greatest number of affirmative votes will be elected as Class II directors. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then FOR the election of the nominees named in this proxy statement.

THE BOARD RECOMMENDS A VOTE “FOR” THE TWO DIRECTOR NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and has further directed that we submit the selection of Ernst & Young LLP for ratification by our stockholders at the Annual Meeting.

The Company is not required to submit the appointment of our independent registered public accounting firm for stockholder approval, but is submitting its appointment of Ernst & Young LLP for stockholder ratification as a matter of good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider its appointment of Ernst & Young LLP. Even if the appointment is ratified, our audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that the change would be in the best interests of the Company.

The audit committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm. The audit committee approved all services rendered by Ernst & Young LLP in the fiscal year ended December 31, 2016, in accordance with these policies.

In its review of non-audit services, the audit committee considers, among other things, the possible impact of the performance of such services on the independent registered public accounting firm’s independence. The audit committee has determined that the non-audit services performed by Ernst & Young LLP in the fiscal year ended December 31, 2016, were compatible with maintaining the independent registered public accounting firm’s independence. Additional information concerning the audit committee and its activities can be found in the following sections of this proxy statement: “Board of Directors and Committees” and “Report of the Audit Committee.”

Ernst & Young LLP has audited our financial statements since 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate stockholder questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the aggregate fees billed to the Company for the audit and other services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2016 and 2015.

	2016	2015
Audit fees(1)	$655,485	$952,687
Audit-related fees	—	—
Tax fees(2)	36,835	14,500
All other fees(3)	—	4,390
Total	$692,320	$971,577

(1)

Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our annual consolidated financial statements, the review of our interim consolidated financial statements and assistance with registration statements filed with the SEC,  including the issuance of comfort letters and consents. Included in the 2016 and 2015 audit fees are $304,200 and $685,000 of fees billed, respectively, in connection with our initial public offering that closed in June 2016 and a second public offering filing that was subsequently withdrawn.

(2)	Tax fees principally include fees for tax consulting and compliance.
(3)	All other fees consist of fees for work related to research tax credits and access to Ernst & Young LLP’s online research database.

Vote Required

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Because abstentions and broker non-votes are not counted as votes for or against this proposal, they will have no effect on the outcome of the vote.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

CORPORATE GOVERNANCE

Director Independence

Our Board currently consists of six members. Under the listing requirements and rules of NASDAQ, independent directors must comprise a majority of our Board as a listed company. Our Board has determined that Mr. Bass, Mr. McClellan, Jr., Mr. McGaughy, Jr., Mr. Nielsen and Mr. Rose qualify as “independent” directors in accordance with the NASDAQ Stock Market, or NASDAQ, listing requirements and rules. Mr. Huff is not considered independent because he is an employee of Reata. Under NASDAQ rules, the Board’s determination of a director’s independence considers objective tests, such as whether the director is, or has been within the last three years, an employee of the Company and whether the director or any of his family members has engaged in certain types of business dealings with the Company. Additionally, under NASDAQ rules, a director will qualify as an “independent director” only if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these independence determinations, our Board reviewed and discussed information provided by the directors to us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act. To be considered to be independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. Our Board has determined that Mr. Bass, Mr. McClellan, Jr., Mr. McGaughy, Jr., Mr. Nielsen and Mr. Rose, who comprise our audit committee and our compensation committee, and Mr. Bass, Mr. McClellan, Jr., Mr. McGaughy, Jr. and Mr. Nielsen, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable rules and regulations of the SEC and the listing requirements of NASDAQ. In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving each non-employee director described in “Certain Relationships and Related-Party Transactions.”

Code of Business Conduct and Ethics

We have adopted a Code of Ethics and Business Conduct that applies to all of our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer or controller) or persons performing similar functions and agents and representatives, including directors and consultants. The full text of our Code of Ethics and Business Conduct is available under “Investors & News>Corporate Governance>Documents & Charters” on our website at www.reatapharma.com. The audit committee of our Board is responsible for overseeing the Code of Ethics and Business Conduct, and the Board must approve any waivers of the Code of Ethics and Business Conduct for any executive officers or directors. We intend to disclose, on our website, future amendments to certain provisions of our Code of Ethics and Business Conduct, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by federal or state laws or regulations, NASDAQ, our amended and restated certificate of incorporation and our second amended and restated bylaws. Our corporate governance guidelines are available under “Investors & News>Corporate Governance>Governance Documents” on our website at www.reatapharma.com. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or stock exchange requirements as they currently exist will be deemed to be modified as and to the extent such legal, regulatory or stock exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Stockholder Communications

Generally, stockholders who have questions or concerns regarding the Company should contact Mr. Vineet Jindal, our Vice President, Strategy & Analytics at (855) 55-REATA or ir@reatapharma.com. However, any stockholder who wishes to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions by calling or by e-mail as directed under “Investors & News—Corporate Governance—Contact the Board” on our website at www.reatapharma.com. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During the fiscal year ended December 31, 2016, our Board met nine times. Each director attended at least 75% of the aggregate of the meetings of the Board and meetings of the committees of which he was a member in our last fiscal year. The Board encourages all directors to attend the annual meeting of stockholders, if practicable. The Board has a standing audit committee, compensation committee and nominating and corporate governance committee. All members of the audit, compensation and nominating and corporate governance committees are non-employee directors whom the Board has determined are independent under the applicable independence standards.

Board Leadership Structure

Our second amended and restated bylaws and our corporate governance guidelines provide our Board with flexibility to combine or separate the positions of Chairman of our Board and Chief Executive Officer and to implement a lead independent director in accordance with its determination that using one or the other structure would be in the best interests of our Company. Mr. Huff currently serves as the Chairman of our Board, and Mr. Nielsen currently serves as the lead independent director of our Board. In addition, in his role as lead independent director, Mr. Nielsen presides over the independent director sessions of the Board in which Mr. Huff, as our Chief Executive Officer, does not participate, and Mr. Nielsen serves as a liaison to management on behalf of the non-employee members of the Board.

Our Board has concluded that our current leadership structure is appropriate at this time. The Board believes at present the combined role of Chairman of our Board and Chief Executive Officer promotes united leadership and direction for the Company, which allows for a single clear focus for management to execute the Company’s strategy and business plans. As Chief Executive Officer, Mr. Huff is best suited to ensure that critical business issues are brought before the Board, which enhances the Board’s ability to develop and implement business strategies.

Mr. Nielsen, as lead independent director, provides, in connection with the Chairman of our Board, leadership and guidance to the Board, and also:

•	presides at all meetings of the Board at which the Chairman of the Board is not present;
•	presides at all executive sessions of the independent directors, and has the authority to call such executive sessions;
•	in consultation with the Chairman of the Board, approves the agenda for each meeting of the Board, taking into account suggestions of other directors;
•

serves as liaison between the Chairman and the independent directors, although all of the independent directors have complete and open access to the Chairman of our Board and all members of management; and

•	serves as the Board’s contact for direct employee and stockholder communications with the Board.

In addition, all directors are encouraged to suggest the inclusion of agenda items and meeting materials, and any director is free to raise at any Board meeting items that are not on the agenda for that meeting.

The Board’s independent directors regularly meet in executive session without the presence of any members of management. The lead independent director presides at these meetings and provides the Board’s guidance and feedback to the Chairman of the Board and the Company’s management team.

Our Board will periodically review our leadership structure and may make such changes in the future as it deems appropriate. The Board believes that, at the present time, the current arrangement of having strong leadership of the Company’s Chairman of our Board and Chief Executive Officer, the effective counterbalancing role of the lead independent director and a Board composed of strong and independent directors best serves the interest of the Company and its stockholders.

Risk Oversight

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, improve long-term organizational performance and enhance stockholder value. Risk management includes not only understanding Company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk and discusses with management the appropriate level of risk for the Company. Each of our Board committees also oversees the management of risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. In connection with its risk management role, our audit committee meets periodically with representatives from our independent registered public accounting firm and privately with our Chief Financial Officer, Chief Legal Officer and Chief Accounting Officer. The audit committee oversees the Company’s compliance with legal and regulatory requirements.

Board Committees

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our audit committee currently consists of James E. Bass, William D. McClellan, Jr., R. Kent McGaughy, Jr., Jack B. Nielsen and William E. Rose. Our Board has determined that Messrs. Bass, McClellan, Jr., McGaughy, Jr., Nielsen and Rose are independent under NASDAQ listing standards and Rule 10A-3(b)(1) of the Exchange Act. Mr. McGaughy, Jr., both individually and through CPMG, Inc., of which he is a partner, stockholder and director, directly or indirectly beneficially owns more than 10% of the shares of each of our Class A common stock and our Class B common stock. Mr. Rose, both individually and through the Estate of Edward W. Rose III, Puffin Partners, L.P. and Montrose Investments I, L.P., directly or indirectly beneficially owns more than 10% of the shares of each of our Class A common stock and our Class B common stock. Therefore, we cannot rely upon the safe harbor position of Rule 10A-3 under the Exchange Act, which provides that a person will not be deemed to be an affiliate of a company if he is not the beneficial owner, directly or indirectly, of more than 10% of a class of voting equity securities of that company. However, our Board has made an affirmative determination that each of Mr. McGaughy, Jr. and Mr. Rose is not an affiliate of the Company under Rule 10A-3(b)(1).

The chair of our audit committee is Mr. McClellan, Jr. Our Board has determined that each of Mr. McClellan, Jr. and Mr. McGaughy, Jr. is an “audit committee financial expert” within the meaning of the SEC regulations. Our Board has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector. The functions of the audit committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements and approving fees payable to that firm;
•	approving all audit and non-audit services to be performed by the independent registered public accounting firm;
•	assessing the independence and performance of the independent registered public accounting firm;
•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	reviewing the adequacy of our internal controls over financial reporting;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters; and
•	monitoring compliance with legal and regulatory requirements.

A copy of the audit committee charter is available under “Investors & News>Corporate Governance>Documents & Charters” on our website at www.reatapharma.com. The audit committee met six times in the fiscal year ended December 31, 2016.

Compensation Committee

Our compensation committee consists of James E. Bass, William D. McClellan, Jr., R. Kent McGaughy, Jr., Jack B. Nielsen and William E. Rose. Our Board has determined that Messrs. Bass, McClellan, Jr., McGaughy, Jr., Nielsen and Rose are independent under NASDAQ listing standards. The chair of our compensation committee is Mr. Nielsen. The functions of the compensation committee include:

•	reviewing and approving, or recommending that our Board approve, the compensation of our chief executive officer;
•	reviewing and recommending to our Board the compensation of our non-employee directors;
•	reviewing and approving, or recommending that our Board approve, the terms of compensatory arrangements with our other executive officers;
•	administering our equity-based incentive plans;
•	selecting independent compensation consultants, approving fees payable to them and assessing the independence of compensation consultants (2016 being the first year such selection has occurred); and
•	assessing whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

The compensation committee customarily conducts five meetings each year. Meetings may, at the discretion of the compensation committee, include other directors, members of the Company’s management, independent consultants or advisors, or such other persons as the compensation committee or its chairperson may determine. The compensation committee may also exclude from its meetings any person it deems appropriate, other than members of the compensation committee. The compensation committee charter provides that the compensation committee will review and approve, or recommend that our Board approve, the compensation of our Chief Executive Officer and all other executive officers of the Company and that the compensation committee will review and recommend to our Board the compensation of our non-employee directors. This authority cannot be delegated. Mr. Huff, our Chief Executive Officer, recommends to the compensation committee the amount and form of each component of each executive’s compensation, including his own compensation, but does not make any recommendation with respect to director compensation. A subcommittee of the compensation committee approves equity awards to our officers who are subject to Section 16(b) of the Exchange Act.

The compensation committee delegates to our Chief Executive Officer and our Chief Financial Officer the authority to set salaries for the following year for all of our employees who are not executive officers, including newly hired employees, grant year-end cash bonuses to our employees other than our executive officers up to a specified bonus pool amount, grant stock options in December to our employees who are not subject to Section 16(b) of the Exchange Act up to a specified option pool amount, and grant options to newly-hired employees who are not subject to Section 16(b) of the Exchange Act up to a specified option pool amount.

The compensation committee has the authority to retain professional advisors, including special legal counsel or compensation consultants, to advise the compensation committee, all on such terms as the compensation committee deems necessary and advisable. Prior to 2016, no compensation consultant had been employed by either the compensation committee or management. In 2016, the compensation committee engaged the Radford division of Aon Consulting, Inc. as the compensation committee’s compensation consultant. The compensation committee instructed

Radford to develop a peer group of companies in order to assess the competitiveness of our executive salary, bonus and equity compensation programs and our non-employee director compensation program, to present such data to our compensation committee, and to make recommendations to the compensation committee regarding executive officer and non-employee director compensation. Radford reports exclusively to the compensation committee and does not provide any additional services to us. In selecting Radford as its independent compensation consultant, the compensation committee assessed the independence of Radford pursuant to SEC and NASDAQ rules. The compensation committee has concluded that Radford is independent and that we do not have any conflicts of interest with Radford. Our compensation committee plans to retain a compensation consultant to provide similar information and advice in future years for consideration in establishing overall compensation for our executive officers and non-employee directors.

A copy of the compensation committee charter is available under “Investors & News>Corporate Governance>Documents & Charters” on our website at www.reatapharma.com. The compensation committee met five times in the fiscal year ended December 31, 2016.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of James E. Bass, William D. McClellan, Jr., R. Kent McGaughy, Jr. and Jack B. Nielsen. Our Board has determined that Messrs. Bass, McClellan, Jr., McGaughy, Jr. and Nielsen are independent under the current rules and regulations of the SEC and NASDAQ. The chair of our nominating and corporate governance committee is Mr. Nielsen. The functions of the nominating and corporate governance committee include:

•	identifying, evaluating and selecting, and recommending that our Board approve, nominees for election to our Board and its committees;
•	considering and making recommendations to our Board of regarding the composition of our Board and its committees;
•	reviewing developments in corporate governance practices;
•	reviewing Chief Executive Officer succession plans;
•	reviewing and approving or disapproving of related party transactions; and
•	overseeing an annual evaluation of the Board’s performance.

A copy of the nominating and corporate governance committee charter is available under “Investors & News—Corporate Governance—Documents and Charters” on our website at www.reatapharma.com. The nominating and corporate governance committee met two times in the fiscal year ended December 31, 2016.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee. For a description of transactions between us and members of our compensation committee and affiliates of such members, please see “Certain Relationships and Related-Party Transactions.”

EXECUTIVE OFFICERS

Our current executive officers and their respective ages and positions as of the Record Date are set forth in the following table. Biographical information regarding each executive officer (other than Mr. Huff) is set forth following the table. Biographical information for Mr. Huff is set forth above under “Proposal No. 1—Election of Directors.”

Name	Age	Position
Dawn C. Bir	46	Vice President, Chief Commercial Officer
J. Warren Huff	63	Chief Executive Officer, President and Chairman of the Board
Colin J. Meyer, M.D.	38	Chief Medical Officer and Vice President, Product Development
Keith W. Ward, Ph.D.	47	Vice President, Chief Development Officer
Jason D. Wilson	47	Chief Financial Officer and Vice President, Strategy
Michael D. Wortley	69	Vice President, Chief Legal Officer

Dawn C. Bir joined Reata as Chief Commercial Officer in September 2016 to develop and oversee marketing, market access, sales, training and commercial operations. Prior to joining Reata, Ms. Bir most recently served as Vice President of Sales with Pharmacyclics, LLC. From February 2013 to September 2016, she built and led their first hematology national sales organization of sales representatives, division managers and regional sales directors, responsible for the launch of IMBRUVICA® in the US and Puerto Rico. From October 2011 to February 2013, Ms. Bir served as Vice President Sales & Marketing with McKesson US Pharmaceutical, SKY Pharmaceuticals and RxPak. Prior thereto, she held positions of increasing responsibility within McKesson Corporation, Genentech, Inc. and Bristol-Myers Squibb Company. Ms. Bir holds a B.S. in Biology from Binghamton University.

Colin Meyer, M.D. joined Reata as one of our first employees in 2003 and is Reata’s Chief Medical Officer. Dr. Meyer received a B.S. in chemistry with specialization in biochemistry and a B.A. in biology from the University of Virginia. He received an M.D. from the University of Texas Southwestern Medical School and an M.B.A. from Southern Methodist University Cox School of Business.

Keith W. Ward, Ph.D. is Reata’s Chief Development Officer and oversees research and development, clinical operations, regulatory affairs, manufacturing and project management. Dr. Ward joined Reata in July 2011. Prior to joining Reata, he developed ophthalmic pharmaceuticals and medical devices in positions of increasing responsibility for Bausch & Lomb Incorporated, including as Global Vice President of Pharmaceutical R&D, from May 2005 to June 2011. Before that, Dr. Ward held positions of increasing responsibility within GlaxoSmithKline PLC and SmithKline Beecham Pharmaceuticals. Dr. Ward earned a B.S. in Toxicology with a minor in Chemistry from Northeast Louisiana University and a Ph.D. in Toxicology from The University of North Carolina at Chapel Hill.

Jason D. Wilson is Reata’s Chief Financial Officer and oversees corporate strategy, finance, accounting and treasury, human resources, business development, investor relations and information technology. He joined Reata in 2006. Prior to joining Reata, he held positions as Vice President, Finance & Corporate Controller at Caris Diagnostics and as a Senior Manager in the health-sciences group at Ernst & Young LLP. Mr. Wilson holds a B.B.A. in Accounting from Henderson University and an M.B.A. from University of Central Arkansas.

Michael D. Wortley joined Reata as Chief Legal Officer in April 2015. Prior to joining Reata, Mr. Wortley was an attorney at Vinson & Elkins LLP from 1995 to March 2015, serving in various capacities, including Chief Operating Partner of the firm and Managing Partner of the Dallas office, and at Johnson & Wortley, P.C., serving as Chairman of the Board and President. He currently serves on the board of directors of Pioneer Natural Resources Company. Mr. Wortley earned a B.A. in Political Science from Southern Methodist University, a Master’s degree in Regional Planning from the University of North Carolina at Chapel Hill, and a J.D. from Southern Methodist University Dedman School of Law.

EXECUTIVE COMPENSATION

We are an “emerging growth company,” as defined in the JOBS Act. As such, our named executive officers, or NEOs, consist of our principal executive officer and the next two most highly compensated executive officers. For the fiscal year ended December 31, 2016, our NEOs are:

•	J. Warren Huff, Chief Executive Officer;
•	Colin J. Meyer, M.D., Chief Medical Officer; and
•	Keith W. Ward, Ph.D., Chief Development Officer.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or granted to our NEOs during the fiscal years ended December 31, 2016 and 2015.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Total ($)
J. Warren Huff Chief Executive Officer	2016	450,000	306,000	3,798,834	4,554,834
	2015	450,000	337,500	—	787,500
Colin J. Meyer, M.D. Chief Medical Officer	2016	325,000	162,500	2,201,378	2,688,878
	2015	306,250	162,500	—	468,750
Keith W. Ward, Ph.D. Chief Development Officer	2016	300,000	150,000	2,085,580	2,535,580
	2015	281,250	150,000	—	431,250

(1)	Amount represents each NEO’s discretionary annual cash bonus paid in the fourth quarter of the year for which it was earned.
(2)

Represents grant date fair value of options granted to Messrs. Huff, Meyer and Ward during 2016, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation, or ASC Topic 718, not including any estimates of forfeiture. See notes 2 and 10 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 2, 2017, for a discussion of assumptions used in determining the grant date fair value of our option awards for fiscal year ended December 31, 2016. Note that amounts reported in this column reflect the accounting cost for these stock options and do not correspond to actual economic value that may be received by the executives from the stock options.

Outstanding Equity Awards at December 31, 2016

The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2016.

	Option Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
J. Warren Huff	12/07/2016(1)	—	199,900	22.57	12/07/2026
	05/25/2016(2)	14,205	99,431	11.00	05/25/2026

Colin J. Meyer, M.D.	12/07/2016(1)	—	90,000	22.57	12/07/2026
	05/25/2016(2)	14,205	99,431	11.00	05/25/2026
	06/15/2013(1)	21,943	9,404	11.62	06/15/2023
	02/03/2009(2)	827	—	8.11	02/03/2019
	02/03/2009(2)	622	—	8.11	02/03/2019
	05/01/2008(2)	2,351	—	7.86	05/01/2018

Keith W. Ward, Ph.D.	12/07/2016(1)	—	85,000	22.57	12/07/2026
	05/25/2016(2)	13,519	94,631	11.00	05/25/2026
	06/15/2013(1)	51,567	22,100	11.62	06/15/2023
	06/15/2013(1)	6,034	2,586	11.62	06/15/2023
	07/15/2011(2)	7,640	—	41.79	07/15/2021
	07/15/2011(2)	4,113	—	41.79	07/15/2021

(1)	Vests in 20 substantially equal quarterly installments over five years.
(2)	Vests in 16 substantially equal quarterly installments over four years.

Annual Bonus Program

We maintain a fully discretionary annual bonus program for our NEOs. For the fiscal year ended December 31, 2016, Mr. Huff’s target bonus was equal to 50% of his base salary and the target bonus for each of Dr. Meyer and Dr. Ward was equal to 37% of their respective base salaries. The actual amount of the 2016 annual bonus paid to each of our NEOs was determined in the full and absolute discretion of our compensation committee after taking into account each NEO’s level of responsibility and contribution to our financial and strategic success during the year. The determinations made by the compensation committee with respect to the NEOs’ 2016 annual bonus amounts were made without regard to any specific performance metrics. There were no formulas used to calculate the amounts of the individual bonuses paid to our NEOs in 2016.

Employment Agreements

In September of 2015, we entered into employment agreements with each of the NEOs. The principal features of these employment agreements are summarized below. Each agreement has an initial four year term that will be automatically extended for successive one year periods unless either party provides written notice at least 30 days prior to the date the then current term of the agreement would otherwise end. The agreements provide for annual salaries of at least $450,000, $325,000, and $275,000, respectively, for Mr. Huff, Dr. Meyer, and Dr. Ward, and target annual cash bonuses as a percentage of annual salary of 50%, 37% and 37%, respectively, for Mr. Huff, Dr. Meyer, and Dr. Ward. The NEOs are also able to participate in our incentive, retirement, welfare and other benefit plans generally provided to other executives. The employment agreements establish the minimum level of base salary and target annual bonus for our NEOs. Our compensation committee determined that it was appropriate to increase base salaries to $514,000 for Mr. Huff, $400,000 for Dr. Meyer, and $360,000 for Dr. Ward. Our compensation committee also increased target annual cash bonuses to the following percentages of base salary: 55% for Mr. Huff, 40% for Dr. Meyer and 40% for Dr. Ward.

If an NEO’s employment is terminated by us for cause or by the executive without good reason, the executive will receive (i) all accrued salary through the date of termination, any bonus owed for the prior year, any deferred compensation, and any accrued and unused vacation pay, referred to collectively as accrued obligations, and (ii) all payments and benefits he or his family are entitled to receive under any of our plans, programs, policies or practices, collectively referred to as other benefits.

If an NEO’s employment is terminated due to a death or disability that occurs prior to, or more than two years after, a change in control, the executive or his estate will receive (i) the accrued obligations, (ii) the other benefits, (iii) a lump sum payment equal to the executive’s current annual base salary, (iv) continuation of welfare benefits for up to 12 months following the date of termination and (v) immediate vesting in full, and lapse of certain repurchase provisions, of any equity awards that the executive holds on the date of termination.

If an NEO’s employment is terminated by us without cause or by the executive for good reason, in either case, more than six months prior to, or more than two years after, a change in control, the executive will receive (i) the accrued obligations, (ii) the other benefits, (iii) a lump sum payment equal to the executive’s current annual base salary, (iv) continuation of welfare benefits for up to 12 months following the date of termination and (v) for Mr. Huff, immediate vesting in full, and lapse of certain repurchase provisions, of any equity awards that the executive holds on the date of termination. Instead of the treatment described in clause (v), outstanding, unvested equity awards held by NEOs other than Mr. Huff will remain outstanding and unvested and will vest if and only if a change in control occurs during the six month period following the date of termination.

If an NEO’s employment is terminated by us without cause, by the executive for good reason, or due to the executive’s death or disability, in each case, within six months prior to (excluding death or disability) or within two years after a change in control, the executive will receive (i) the accrued obligations, (ii) the other benefits, (iii) a lump sum payment equal to two times the executive’s current annual base salary, (iv) continuation of welfare benefits for up to 24 months following the date of termination and (v) immediate vesting in full, and lapse of certain repurchase provisions, of any equity awards that the executive holds on the date of termination.

Receipt of the lump sum severance payments and accelerated equity vesting as applicable under the scenarios described above is subject to an NEO’s execution and non-revocation of a release of claims agreement. The NEOs are also subject to general confidentiality obligations as well as noncompete and nonsolicitation restrictions for a period of one year following their termination of employment with us for any reason.

Upon a change in control, all unvested equity awards held by Mr. Huff will immediately vest in full and certain repurchase provisions will lapse. In addition, if an NEO’s employment continues after a change in control, any unvested equity awards held by NEOs other than Mr. Huff will vest 1/18 per month unless vesting otherwise occurs earlier under applicable agreements and plans. With respect to all NEOs, for a period of two years following the change in control, we (or our successor) will continue to provide aggregate welfare benefits that are not materially diminished from those provided immediately prior to the change in control.

In the event that it is determined that any payments provided to the NEOs will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code because the payments are found to be contingent upon a change in ownership or control, within the meaning of Section 280G of the Internal Revenue Code, we will provide the NEO with a payment such that, after payment by the NEO of all taxes, penalties and interest, including any excise tax imposed pursuant to Section 4999 of the Internal Revenue Code on the gross-up payment itself, the NEO retains an amount of the gross-up payment equal to the excise tax imposed. In other words, we have an obligation to pay any excise tax imposed under Section 4999 of the Internal Revenue Code as well as any income, state or local taxes imposed on the amount paid to make the NEO whole for the excise tax. The NEO will remain responsible for all other income, state and local taxes due with respect to the payment.

Under the employment agreements, “cause” generally means (i) the commission by the executive of an act of fraud upon, or willful misconduct toward, us, (ii) a material breach of the noncompete provision of the agreement or of a separate confidentiality and intellectual property agreement between us and the executive, (iii) the conviction of the executive of any felony (or a plea of nolo contendere thereto) or (iv) the executive’s addiction to alcohol, drugs or any other controlled substance.

Under the employment agreements, “good reason” generally means (i) a material diminution in base compensation, (ii) a material diminution in the executive’s authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report, including having to report to an officer of a parent company following a change of control (or, in the case of Mr. Huff, the appointment of an employee to serve as Chairman of the Board), (iv) for executives other than Mr. Huff, a material diminution in the budget over which the executive retains authority, (v) a change in the geographic location at which the executive must perform services of more than 50 miles or (vi) any other action or inaction that constitutes a material breach of the agreement by us.

Amended and Restated 2007 Long Term Incentive Plan

Our Amended and Restated 2007 Long Term Incentive Plan, or 2007 LTIP, was originally adopted by our Board on October 11, 2007 and approved by our stockholders on October 16, 2007, and was last amended by our Board on September 23, 2015 (the “effective date”) and approved by our stockholders on January 4, 2016. The 2007 LTIP provides for the discretionary grant of a wide variety of cash and equity awards. The compensation committee of our board of directors administers the 2007 LTIP and the awards granted under the 2007 LTIP.

Subject to the provisions of the 2007 LTIP relating to any capitalization adjustments to reflect any split or change to our common stock, the maximum number of shares of our common stock reserved and available for issuance as of the effective date under the 2007 LTIP is 2,758,620 shares (which shares will also be available for issuance pursuant to prior awards outstanding as of the effective date). In addition, beginning January 1, 2017, on January 1 of each calendar year prior to expiration of the 2007 LTIP, the total number of shares of stock reserved and available for issuance shall automatically increase by an amount equal to 3% of the number of shares of common stock (of all classes) outstanding on the immediately preceding December 31, including as outstanding all securities convertible into shares of common stock on an as converted basis. However, the compensation committee may act prior to January 1 of a given year to provide that there will be no automatic increase in reserved shares for that year or that the increase for such year will be a lesser number of shares that would otherwise be provided by the automatic 3% increase. The full 3% automatic increase took effect on January 1, 2017 and added 670,346 shares to the number of shares of common stock reserved and available for issuance under the 2007 LTIP. The only shares that will count against the share limit under the 2007 LTIP are shares of our common stock issued in connection with awards granted on or after the effective date and shares of our common stock issued in connection with awards that were outstanding under the 2007 LTIP immediately prior to such date.

In connection with our initial public offering, options were granted under the 2007 LTIP to Messrs. Huff, Meyer and Ward to purchase 113,636, 113,636 and 108,150 shares of Class B common stock, respectively. These stock options have an exercise price equal to $11.00 per share, which was the public offering price of a share of our Class A common stock in our initial public offering and which is no less than the fair market value of a share of our Class B common stock on the date of grant. Each stock option has a term of ten years, and vests in 16 equal quarterly installments beginning on August 25, 2016, such that 100% of each grant of stock options will be vested on the four year anniversary of the date of grant; provided that the stock options will generally only vest on such dates if the holder continues to provide services to us or our subsidiaries through the applicable vesting date, subject to the terms of the applicable award agreement and each NEO’s employment agreement.

On December 7, 2016, additional options were granted under the 2007 LTIP to Messrs. Huff, Meyer and Ward to purchase 199,900, 90,000 and 85,000 shares of Class B common stock, respectively. These stock options have an exercise price equal to $22.57 per share, which is no less than the fair market value of a share of our Class B common stock on the date of grant. Each stock option has a term of ten years, and vests in 20 equal quarterly installments beginning on March 7, 2017, such that 100% of each grant of stock options will be vested on the five year anniversary of the date of grant; provided that the stock options will generally only vest on such dates if the holder continues to provide services to us or our subsidiaries through the applicable vesting date, subject to the terms of the applicable award agreement and each NEO’s employment agreement.

For treatment of the NEOs’ outstanding stock options in the event of a termination of employment and change in control, please see “—Employment Agreements,” above.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation subject to applicable annual Internal Revenue Code limits. The 401(k) plan permits participants to make both pre-tax and certain after-tax (Roth) deferral contributions. These contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. We do not make contributions to the 401(k) plan on behalf of our employees.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated certificate of incorporation and our second amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and second amended and restated bylaws also provide our Board with discretion to indemnify our employees and other agents when determined appropriate by our Board. In addition, we have entered into an indemnification agreement with each of our NEOs and directors.

Compensation Committee Report

As an emerging growth company, the Company is not required to include a Compensation Discussion and Analysis section in this proxy statement.

Equity Compensation Plan Information

The table below discloses information as of December 31, 2016, with respect to our equity compensation plans and outstanding stock options granted pursuant to individual compensation arrangements.

Plan Category	Number of shares of Class B common stock to be Issued on Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Exercise Price of Outstanding Options, Warrants and Rights	Number of securities remaining available for future issuance under Equity Compensation Plans (excluding securities reflected in the first column)(2)
Equity compensation plans approved by security holders:	—	—	—
Equity compensation plans not approved by security holders:	2,311,146	$17.18	436,638
Total	2,311,146	$17.18	436,638

(1)

Represents 2,279,800 stock options outstanding under our 2007 LTIP and 31,346 stock options granted pursuant to individual compensation arrangements. All outstanding stock options were granted with respect to shares of our class B common stock.

(2)

Represents the number of securities remaining available under our 2007 LTIP as of December 31, 2016. Beginning January 1, 2017, on January 1 of each calendar year prior to expiration of the 2007 LTIP, the total number of shares of stock reserved and available for issuance shall automatically increase by an amount equal to 3% of the number of shares of common stock (of all classes) outstanding on the immediately preceding December 31, including as outstanding all securities convertible into shares of common stock on an as converted basis. The compensation committee retains the authority to determine that there will be no increase or a lesser increase in reversed shares for any year.

Our only equity compensation plan is the 2007 LTIP. The 2007 LTIP was originally adopted by our board of directors on October 11, 2007, and approved by our stockholders on October 16, 2007, and was last amended by our board of directors on September 23, 2015 and approved by our stockholders on January 4, 2016, prior to our initial public offering. A description of the material terms of the 2007 LTIP is available in our prospectus dated May 25, 2016, filed with the SEC pursuant to Rule 424(b)(4) of the Securities Act under the heading “Executive Compensation—Amended and restated 2007 Long Term Incentive Plan.”

DIRECTOR COMPENSATION

2016 Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2016. Mr. Huff, our director who also serves as our Chief Executive Officer, did not receive any additional compensation for his service as a director. The compensation received by Mr. Huff as an employee during 2016 is presented in “Executive Compensation – Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
James E. Bass	12,500	96,400	108,900
R. Kent McGaughy, Jr.	12,500(2)	127,520	140,020
Jack B. Nielsen(3)	—	—	—
William E. Rose	12,500	112,767	125,267
Dennis Stone, M.D.(4)	12,500	87,213	99,713

(1)

The stock options were granted in accordance with the Non-Employee Directors Compensation Policy discussed below and pursuant to our 2007 LTIP. The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to our non-employee directors during 2016 as computed in accordance with ASC Topic 718, not including any estimated forfeitures. See notes 2 and 10 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2016, for a discussion of assumptions made by us in determining the grant date fair value of our option awards for the fiscal year ended December 31, 2016. Note that amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to actual economic value that may be received by the directors from the stock options. As of December 31, 2016, Mr. Bass had 6,632 stock options outstanding, Mr. McGaughy, Jr. had 8,773 stock options outstanding, Mr. Rose had 7,758 stock options outstanding, and Dr. Stone had 6,000 stock options outstanding.

(2)	The cash payments were paid directly to investment funds controlled by Mr. McGaughy, Jr.
(3)	Mr. Nielsen waived receipt of all director compensation in 2016.
(4)	Effective as of March 1, 2017, Mr. Stone resigned from our board of directors.

Director Compensation Arrangements

During 2016, each non-employee director was entitled to receive $25,000 per year, payable $6,250 at the end of each quarterly Board meeting after our initial public offering was consummated on June 1, 2016. Each non-employee director was also granted 6,000 stock options on December 7, 2016, that vest: 50% on March 7, 2017, and 50% on June 7, 2017.

On December 7, 2016, the compensation committee approved the Non-Employee Director Compensation Policy. The Non-Employee Director Compensation Policy provides the following compensation for non-employee directors beginning in 2017:

•	an annual grant of 6,000 stock options at the first regular Board meeting following each annual meeting of stockholders that vests in four equal quarterly installments;
•

upon a new non-employee director’s initial election, a one-time grant of 12,000 stock options that vests in three equal annual installments, and, if such new non-employee director was not first elected or appointed at our annual meeting of stockholders, then a pro-rated grant of the annual award of stock options (described in the preceding bullet) equal to 6,000 multiplied by a fraction, the numerator of which is the number of meetings of our board of directors remaining until (and including) the first regular board meeting after the next annual meeting of stockholders and the denominator of which is four, which will vest in the number of equal quarterly installments that is equal to the number of the remaining meetings of the board of directors following the grant through (and including) the first regular board meeting after the next annual meeting of stockholders;

•	a director fee of $37,250 per year;
•	a lead director fee of $20,000 per year;
•	a compensation committee member fee of $6,375 per year, an audit committee member fee of $7,500 per year and a nominating and corporate governance committee member fee of $4,500 per year; and
•	a compensation committee chairman fee of $5,875 per year, an audit committee chairman fee of $25,000 per year and a nominating and corporate governance committee chairman fee of $3,000 per year.

In lieu of future receipt of any or all of the above cash fees, a director may elect to receive an annual grant of stock options with a Black-Scholes value equal to the forfeited cash compensation. The vesting schedule for these stock options will be the same as the vesting schedule applicable to the regular annual stock compensation grant. Each member of our Board is also entitled to be reimbursed for reasonable travel and other expenses incurred in conjunction with attending Board and committee meetings.

Indemnification Agreements

Our directors are indemnified by us as described under “Executive Compensation—Indemnification Agreements.”

COMPENSATION RISK ASSESSMENT

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

In addition to the director and executive compensation arrangements discussed above, this section describes transactions since January 1, 2016, to which we have been or will be a participant, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of any class of our voting stock, or any member of the immediate family of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Participation in our Initial Public Offering

In connection with our initial public offering, which closed on June 1, 2016, the underwriters allocated shares of our Class A common stock in the offering to certain of our directors and greater than 5% holders of our Class B common stock on the same terms as the other shares that were offered and sold in our initial public offering. These allocations included allocations of (1) 114,000 shares to Mr. Huff, who beneficially owned approximately 5% of our Class B common stock immediately prior to the initial public offering; (2) 750,000 shares to Novo A/S, which beneficially owned approximately 16.4% of our Class B common stock immediately prior to the initial public offering; (3) 143,000 and 957,000 shares to Montrose Investments I, L.P. and Puffin Partners, L.P., respectively, affiliates of Mr. Rose who beneficially owned approximately 14.3% of our Class B common stock immediately prior to the initial public offering; (4) 18,000 shares to Mr. Bass, who beneficially owned approximately 0.6% of our Class B common stock immediately prior to the initial public offering; and (5) 802,000 shares to various investment funds controlled by CPMG, Inc., an affiliate of R. Kent McGaughy, Jr., who beneficially owned approximately 10.9% of our Class B common stock immediately prior to the initial public offering.

Investors’ Rights Agreement

We entered into an amended and restated investors’ rights agreement with our stockholders, providing for certain rights, obligations and restrictions relating to sales or transfers of shares of our common stock. Pursuant to the investors’ rights agreement, each of Cardinal Investment Company, Inc., CPMG, Inc. and Novo A/S had the right to designate one director to our Board. Those three directors had the right to designate one more director, but had not exercised that right. Additionally, Mr. Huff, our Chief Executive Officer, had a right to be designated as a director, and the Board as a whole had the right to designate two directors. Cardinal Investment Company, Inc. had designated as a director William E. Rose, a beneficial owner of 2,284,078 shares of Class B common stock prior to the initial public offering. CPMG, Inc. had designated as a director Mr. McGaughy, Jr., a beneficial owner of 1,741,720 shares of Class B common stock prior to the initial public offering. Novo A/S, a beneficial owner of 2,617,763 shares of Class B common stock prior to the initial public offering, had designated Mr. Nielsen, who did not beneficially own any shares of common stock prior to the initial public offering, as a director. The Board as a whole had designated as a director Mr. Bass, a beneficial owner of 90,804 shares of Class B common stock prior to the initial public offering. The investors’ rights agreement terminated on the consummation of the initial public offering.

The following of our directors and executive officers were parties to the amended and restated investors’ rights agreement:

•	James E. Bass
•	J. Warren Huff
•	R. Kent McGaughy, Jr.
•	Colin J. Meyer, M.D.
•	Jason D. Wilson

The following persons, or groups of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class B common stock prior to the initial public offering were parties to the amended and restated investors’ rights agreement:

•	R. Kent McGaughy, Jr.
•	Novo A/S
•	Estate of Edward W. Rose III
•	AbbVie Ltd.
•	J. Warren Huff

Registration Rights Agreement

We have entered into an amended and restated registration rights agreement with certain of our stockholders, providing for certain rights and restrictions relating to the registration of offers and sales of shares of our common stock. Holders of more than 67% of the registerable shares, which we refer to as the initiating holders, at any time at least six months after the completion of our initial public offering, may twice request that we register at least 50% of the registerable shares held by all holders of registration rights, or a lesser number of shares if the aggregate price to the public of the offering (net of underwriter discounts) will be at least $5 million. Furthermore, if Form S-3 is available for an offering by the initiating holders, the initiating holders may request that we affect an unlimited number of registrations on Form S-3 at an aggregate offering price of at least $1,000,000 per registration on Form S-3. In addition, the holders of registrable securities have piggyback registration rights if we determine to register any equity securities for our own account or the account of another security holder. We will pay the registration expenses, other than underwriting fees, discounts or commissions, of the shares registered pursuant to the registrations described above, but limited to four registrations on Form S-3. The amended and restated registration rights agreement terminates with respect to any holder who is permitted to sell, within a 90-day period, all of such holder’s registrable shares in compliance with Rule 144.

The following of our directors and executive officers are parties to the amended and restated registration rights agreement:

•	J. Warren Huff
•	R. Kent McGaughy, Jr.
•	Colin J. Meyer, M.D.

The following persons, or groups of affiliated persons, known by us to beneficially own more than 5% of our shares of Class A common stock are parties to the amended and restated registration rights agreement:

•	R. Kent McGaughy, Jr.
•	James W. Traweek, Jr.
•	Novo A/S
•	Estate of Edward W. Rose III
•	J. Warren Huff

AbbVie Collaboration and Preferred Stock

During the years ended December 31, 2016, 2015, and 2014, we recorded revenue related to our collaboration agreement with AbbVie Ltd. of $48,190,000, $48,059,000, and $48,059,000, respectively, related to the recognition of deferred revenue from upfront, nonrefundable payments that we received in prior years from AbbVie. During the years ended December 31, 2016, 2015, and 2014, we made payments to AbbVie for costs related to research and development under the AbbVie collaboration agreement of $306,000, $206,000, and $71,000, respectively. During the year ended December 31, 2016, AbbVie began sharing development costs related to our collaboration on omaveloxolone programs, totaling $1,434,000 that we recorded as cost-sharing revenue. Pursuant to the terms of the agreement pursuant to which AbbVie acquired shares of our Series H convertible preferred stock, AbbVie was granted the right to have an observer attend meetings of our Board. AbbVie’s right as an observer terminated on the closing of our initial public offering.

Related Persons Transaction Policy

We have adopted a related persons transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the amount involved exceeds $120,000, in which we are a participant, and in which any related person has a direct or indirect interest. A related person is any senior officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Upon entering into a related person transaction, our nominating and corporate governance committee will review the material facts of the related person transaction and approve or ratify our entry into the related person transaction, unless such related person transaction falls into one of the categories of transactions that the nominating and corporate governance committee has pre-approved, such as compensation of Board members and executive officers that is approved by our compensation committee or the Board. Generally, transactions involving compensation for services provided to a related person as an employee and director are pre-approved under the policy.

In addition, under our Code of Ethics and Business Conduct, our employees and directors have an affirmative responsibility to disclose to our nominating and corporate governance committee any transaction or relationship that reasonably could have been expected to give rise to a conflict of interest.

In determining whether to approve or ratify a related person transaction, the nominating and corporate governance committee will consider:

•	whether there is an appropriate business justification for the transaction;
•	the benefits that accrue to us as a result of the transaction;
•	whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;
•	the extent of the related person’s interest in the transaction;
•	whether the related person transaction is material to us;
•

the effect of the transaction on a director’s independence (if the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer);

•	the availability of other sources for comparable products or services;
•	whether it is a single transaction or a series of ongoing related transactions; and
•	whether entering into the transaction would be consistent with our Code of Ethics and Business Conduct.

All of the transactions described above, except for participation in our initial public offering, were entered into prior to the adoption of the related persons transaction policy, but all were approved by our board of directors considering similar factors to those described above. The nominating and corporate governance committee ratified the initial public offering transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock and our Class B common stock as of April 13, 2017, by:

•	each of our named executive officers;
•	each of our directors;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under options or warrants that are exercisable within 60 days after April 13, 2017, are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated below, to our knowledge, and subject to applicable community property laws, all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

Our calculation of the percentage of beneficial ownership is based on 13,991,575 shares of Class A common stock and 8,374,032 shares of our Class B common stock outstanding as of April 13, 2017. Our calculation of beneficial ownership of Class A common stock includes shares of Class B common stock because the shares of Class B common stock are immediately convertible into shares of Class A common stock.

Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Reata Pharmaceuticals, Inc., 2801 Gateway Drive, Suite 150, Irving, Texas 75063.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Shares of Common Stock Beneficially Owned		Percentage of Voting Power
	Class A(a)	Class B	Class A(a)	Class B
5% Stockholders:
R. Kent McGaughy, Jr.(1) c/o CPMG, Inc. 2000 McKinney Ave, Ste 2125 Dallas TX 75201	3,565,558	1,606,910	22.9%	19.2%	17.3%
James W. Traweek, Jr.(2) c/o CPMG, Inc. 2000 McKinney Ave, Ste 2125 Dallas TX 75201	3,496,187	1,542,534	22.5%	18.4%	16.8%
CPMG, Inc.(3) 2000 McKinney Ave, Ste 2125 Dallas TX 75201	3,161,180	1,235,146	20.8%	14.7%	14.4%
Novo A/S(4) Tuborg Havnevej 19, Hellerup DK 2900, Denmark	3,367,763	2,401,969	20.5%	28.7%	20.9%
William E. Rose (5) c/o Cardinal Investment Company, Inc. 3963 Maple Ave, Ste 200, Dallas TX 75219	3,183,306	2,103,547	19.8%	25.1%	18.9%
Charles E. Gale(6) c/o Cardinal Investment Company, Inc. 3963 Maple Ave, Ste 200, Dallas TX 75219	2,787,007	1,894,180	17.5%	22.6%	16.8%
Estate of Edward W. Rose III(7) c/o Cardinal Investment Company, Inc. 3963 Maple Ave, Ste 200, Dallas TX 75219	1,945,733	1,877,998	12.3%	22.4%	14.6%
Puffin Partners, L.P.(8) c/o Cardinal Investment Company, Inc. 3963 Maple Ave, Ste 200, Dallas TX 75219	811,546	—	5.8%	*	2.1%
AbbVie Ltd.(9) 1 North Waukegan Road, North Chicago IL 60064	1,190,473	—	8.5%	*	3.0%
J. Warren Huff(10) c/o Reata Pharmaceuticals, Inc. 2801 Gateway Dr, Ste 150, Irving TX 75063	964,262	784,439	6.5%	9.3%	6.5%

Directors and Executive Officers:
James E. Bass(11)	125,436	6,632	*	*	*

J. Warren Huff(10)	964,262	784,439	6.5%	9.3%	6.5%
William D. McClellan, Jr.(12)	1,500	1,500	*	*	*
R. Kent McGaughy, Jr.(1)	3,565,558	1,606,910	22.9%	19.2%	17.3%
Colin J. Meyer, M.D.(13)	205,876	178,704	1.5%	2.1%	1.4%
Jack Nielsen(14)	9,324	7,544	*	*	*
William E. Rose(5)	3,183,306	2,103,547	19.8%	25.1%	18.9%
Keith W. Ward, Ph.D (15)	109,006	109,006	*	1.3%	*
All executive officers and directors as a group (11 persons)(16)	8,336,673	4,964,917	44.0%	56.9%	46.7%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock or voting power, as applicable.
(a)	Includes all shares of Class B common stock beneficially owned on an as-converted basis.
(1)

As described in that certain Schedule 13D/A, filed with the SEC on March 6, 2017 and further based on company records, consists of 25,004 shares of Class A common stock and 278,309 shares of Class B common stock held by R. Kent McGaughy, Jr. over which he has sole voting and investment control, 4,591 shares of Class A common stock and 51,095 shares of Class B common stock held by Lagos Trust, of which Mr. McGaughy, Jr. is trustee and has shared voting and investment control with

Emily M. McGaughy, Jr., 280 shares of Class A common stock and 3,109 shares of Class B common stock held by Traweek Children’s Trust, of which Mr. McGaughy, Jr. is trustee and has sole voting and investment control, 2,739 shares of Class A common stock and 30,478 shares of Class B common stock held in escrow for a charitable donee by AST, of which Mr. McGaughy, Jr. has sole voting control and shared investment control with the donee, and an aggregate of 1,926,034 shares of Class A common stock and 1,235,146 shares of Class B common stock held directly by CPMG or in various funds for which CPMG, Inc. is the investment manager and for which Mr. McGaughy, Jr. has shared voting and investment control with James W. Traweek, Jr., 4,386 shares of Class B common stock issuable pursuant to currently exercisable stock options and 4,387 shares of Class B common stock issuable pursuant to stock options that will become exercisable within 60 days after April 13, 2017.

(2)

As described in that certain Schedule 13D/A, filed with the SEC on March 6, 2017, consists of 35 shares of Class A common stock and 380 shares of Class B common stock held by James W. Traweek, Jr. over which he has sole voting and investment control, 16,645 shares of Class A common stock and 185,263 shares of Class B common stock held by JET Land & Cattle Company, Ltd., of which Mr. Traweek, Jr. is the sole owner of the general partner and has sole voting and investment control, 7,056 shares of Class A common stock and 78,539 shares of Class B common stock held by 1 Thessalonians 5:18 Trust, of which Mr. Traweek, Jr. is trustee and has shared voting and investment control with Emily W. Traweek, Jr., 572 shares of Class A common stock and 6,364 shares of Class B common stock held by Esme Grace McGaughy Trust, of which Mr. Traweek, Jr. is trustee and has sole voting and investment control, 572 shares of Class A common stock and 6,364 shares of Class B common stock held by Mary Frances McGaughy Trust, of which Mr. Traweek, Jr. is trustee and has sole voting and investment control, 2,739 shares of Class A common stock and 30,478 shares of Class B common stock held in escrow for a charitable donee by AST, of which Mr. Traweek, Jr. has sole voting control and shared investment control with the donee, and an aggregate of 1,926,034 shares of Class A common stock and 1,235,146  shares of Class B common stock held directly by CPMG or in various funds for which CPMG, Inc. is the investment manager and for which Mr. Traweek, Jr. has shared voting and investment control with R. Kent McGaughy, Jr.

(3)

As described in that certain Schedule 13D/A, filed with the SEC on March 6, 2017, consists of an aggregate of 1,926,034 shares of Class A common stock and 1,235,146 shares of Class B common stock held directly by CPMG or in various funds for which CPMG, Inc. is the investment manager and R. Kent McGaughy, Jr. has shared voting and investment control with James W. Traweek, Jr. R. Kent McGaughy, Jr. and James W. Traweek, Jr. are the sole stockholders and directors of CPMG, Inc.

(4)

As described in that certain Schedule 13D/A, filed with the SEC on March 3, 2017, consists of 965,794 of Class A common stock and 2,401,969 shares of Class B common stock. Novo A/S is a Danish limited liability company. The board of directors of Novo A/S has shared investment and voting control with respect to the shares held by Novo A/S and may exercise and control only with the support of a majority of the members of the Novo A/S board of directors. As such, no individual member of the Novo A/S Board is deemed to hold any beneficial ownership or reportable pecuniary interest in the shares held by Novo A/S.

(5)

As described in that certain Schedule 13D/A, filed with the SEC on March 3, 2017 and further based on  company records, consists of 11,618 shares of Class A common stock and 129,308 shares of Class B common stock held by William E. Rose over which he has sole voting and investment control, 20 shares of Class A common stock and 215 shares of Class B common stock held by the Charlie Henry Rose 2001 Trust and 45 shares of Class A common stock and 492 shares of Class B common stock held by the John William Rose 2002 Trust, over which Mr. Rose is trustee and over which he has shared voting and investment control with Catherine Marcus, 180,909 shares of Class A common stock held by Montrose Investments I, L. P., of which Mr. Rose is the sole member and manager of Montrose Investments GP, LLC, its general partner, 811,546 shares of Class A common stock held by Puffin Partners, L.P., of which Mr. Rose is co-manager of Puffin GP, LLC, its general partner, 67,735 shares of Class A common stock and 1,877,998 shares of Class B common stock shares held by the Estate of Edward W. Rose III and 7,886 shares of Class A common stock and 87,776 shares of Class B common stock held by the Evelyn P. Rose Fidelity Rollover IRA, which Mr. Rose may be deemed to beneficially own as a member of a stockholder group which includes the Estate of Edward W. Rose III and Charles E. Gale. Mr. Rose also has beneficial ownership of 3,879 shares of Class B common stock issuable pursuant to currently exercisable stock options and 3,879 shares of Class B common stock issuable pursuant to stock options that will become exercisable within 60 days after April 13, 2017.

(6)

As described in that certain Schedule 13D/A, filed with the SEC on March 3, 2017, consists of 67,735 shares of Class A common stock and 1,877,998 shares of Class B common stock held by the Estate of Edward W. Rose III, for which Mr. Gale serves as executor, 13,517 shares of Class A common stock and 15,869 shares of Class B common stock held by Mr. Gale over which he has sole voting and investment control, 811,546 shares of Class A common stock held by Puffin Partners, L.P., of which Mr. Gale is co-manager of Puffin GP, LLC, its general partner, and 29 shares of Class A common stock and 313 shares of Class B common stock held in an IRA for Mr. Gale’s benefit.

(7)

As described in that certain Schedule 13D/A, filed with the SEC on March 3, 2017, consists of 67,735 shares of Class A common stock and 1,877,998 shares of Class B common stock held by the Estate of Edward W. Rose III for which Mr. Gale serves as executor.

(8)

As described in that certain Schedule 13D/A, filed with the SEC on March 3, 2017, consists of 811,546 shares of Class A common stock. Mr. Rose and Mr. Gale are co-managers of Puffin GP, LLC, the general partner of Puffin Partners, L.P.

(9)	Based on that certain Form 4 filed with the SEC on March 30, 2017 and further based on company records, consists of 1,190,473 shares of Class A common stock.
(10)

As described in that certain Schedule 13D/A, filed with the SEC on March 3, 2017 and further based on company records, consists of 179,823 shares of Class A common stock and 784,439 shares of Class B common stock held by Mr. Huff, consisting of 176,657 shares of Class A common stock and 700,806 shares of Class B common stock over which he exercises sole voting and investment control, 3,166 shares of Class A common stock and 35,234 shares of Class B common stock in a trust for which Mr. Huff has shared voting and investment control with his wife, 31,302 shares of Class B common stock issuable pursuant to currently exercisable stock options and  17,097 shares of Class B common stock issuable pursuant to stock options that will become exercisable within 60 days after April 13, 2017.

(11)

Consists of 118,804 shares of Class A common stock, consisting of 59,347 shares of Class A common stock held individually by Mr. Bass or jointly with Mr. Bass’s wife, 41,902 shares of Class A common stock held in trust for which Mr. Bass and his wife serve as co-trustees and 17,555 shares of Class A common stock held in a trust for the benefit of Mr. Bass, for which he serves as co-trustee, 3,316 shares of Class B common stock issuable pursuant to currently exercisable stock options and 3,316 shares of Class B common stock issuable pursuant to stock options that will become exercisable within 60 days after April 13, 2017.

(12)	Consists of 1,500 shares of Class B common stock issuable pursuant to stock options that will become exercisable within 60 days after April 13, 2017.
(13)

Consists of 27,172 shares of Class A common stock and 113,985 shares of Class B common stock held by Dr. Meyer over which he has sole voting and investment control, 53,117 shares of Class B common stock issuable pursuant to currently exercisable stock options and 11,602 shares of Class B common stock issuable pursuant to stock options that will become exercisable within 60 days after April 13, 2107.

(14)

Consists of 1,780 shares of Class A common stock held by Mr. Nielsen over which he has sole voting and investment control, 3,000 shares of Class B common stock issuable pursuant to currently exercisable stock options and 4,544 shares of Class B common stock issuable pursuant to stock options that will become exercisable within 60 days after April 13, 2017.

(15)

Consists of 97,996 shares of Class B common stock issuable pursuant to currently exercisable stock options held by Dr. Ward and 11,010 shares of Class B common stock issuable pursuant to stock options that will become exercisable within 60 days after April 13, 2017.

(16)

Consists of 8,336,673 shares of Class A common stock and 4,608,650 shares of Class B common stock beneficially owned by the directors and executive officers as of April 13, 2017, 281,726 shares of Class B common stock issuable to our directors and officers pursuant to stock options that are currently exercisable and 74,541 shares of Class B common stock issuable to our directors and officers pursuant to stock options that will become exercisable within 60 days after April 13, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act and SEC rules, beginning on May 25, 2016, our directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based on our review of the filed reports, we believe that all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2016, except that (a) Novo A/S filed an amended Form 4, or Form 4/A, on August 5, 2016, to a correct a Form 4 that Novo A/S filed on June 2, 2016, (b) R. Kent McGaughy, Jr. James W. Traweek and CPMG, Inc. each filed a Form 4/A on August 9, 2016 to correct a Form 4 that had been filed on June 1, 2016, and (c) Dawn Bir filed a Form 3 on October 31, 2016 that was required to be filed on or before September 26, 2016.

REPORT OF THE AUDIT COMMITTEE

The audit committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The audit committee operates under a written audit committee charter that has been adopted by the Board, a copy of which is available under “Investors & News>Corporate Governance>Documents & Charters” on our website at www.reatapharma.com. All members of the audit committee currently meet the independence and qualification standards for audit committee membership set forth in the listing standards and rules of NASDAQ and the SEC.

No member of the audit committee is a professional accountant or auditor. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The audit committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the audit committee’s members in business, financial and accounting matters.

The audit committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2016. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes.

The audit committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the committee pursuant to Auditing Standard No. 1301, “Communication with Audit Committees,” issued by the Public Company Accounting Oversight Board. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the audit committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The audit committee met with the independent registered public accounting firm periodically to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board that the Company’s audited financial statements should be included in the Company’s Form 10-K for the fiscal year ended December 31, 2016.

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any other filings under the Exchange Act or the Securities Act of 1933 except to the extent we specifically incorporate it by reference to such filing.

Submitted by the Audit Committee of the Board of Directors

R. Kent McGaughy, Jr., Chairperson

James E. Bass

Jack B. Nielsen

William E. Rose

OTHER BUSINESS

We know of no other matters to be submitted to a vote of stockholders at the Annual Meeting. If any other matter is properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any stockholder to nominate a candidate or to submit a proposal for other business to be acted upon at a given annual meeting, he or she must provide timely written notice to our corporate secretary in the form prescribed by our second amended and restated bylaws, as described under “Stockholder Proposals.”

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy materials for the 2018 annual meeting of stockholders must be received by the Secretary of the Company no later than December 25, 2017, or otherwise as permitted by applicable law. The form and substance of these proposals must satisfy the requirements established by the Company’s second amended and restated bylaws and the SEC.

Additionally, stockholders seeking to recommend a director candidate or who intend to present a stockholder proposal at the 2018 annual meeting of stockholders not intended to be included in the proxy materials must provide the Secretary of the Company with written notice of the proposal no earlier than 120 days before the anniversary of the preceding year’s annual meeting of stockholders and no later than 90 days before the anniversary of the preceding year’s annual meeting of stockholders (provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, then such dates shall not be earlier than 120 days before the date of the annual meeting and not later than the later of 100 days before the date of the annual meeting and 10 days after the first public announcement of the date set for the meeting is made, whether or not such first public announcement constitutes notice of the meeting to stockholders). A stockholder nomination or written notice of a stockholder proposal at the 2018 annual meeting of the stockholders not intended to be included in the proxy materials must be provided no earlier than February 7, 2018, and no later than March 9, 2018. Notice must be tendered in the proper form prescribed by our second amended and restated bylaws. Proposals not meeting the requirements set forth in our second amended and restated bylaws will not be entertained at the annual meeting.

Any stockholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the nominating and corporate governance committee, the committee that recommends nominees to the Board for election at each annual meeting, must provide the Secretary of the Company with the information required by our second amended and restated bylaws, which includes: (a) all information relating to such nominee that would be required to be disclosed in a proxy statement for the election of such nominee as a director and such nominee’s written consent to serve as a director if elected and (b) such other information as the Company may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company or that the Company believes could be material to a reasonable stockholder’s understanding of the independence (both from management and from the stockholders or, if the proposal is made on behalf of a beneficial owner other than the stockholder of record, from such beneficial owner), or qualifications of such nominee. The nominating and corporate governance committee is not required to consider director candidates received after the applicable date or without the required information. The nominating and corporate governance committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption “Proposal No. 1—Election of Directors—Nomination of Directors.” Director candidates who are then nominated by the Board will be included in the Company’s proxy statement for that annual meeting.

DELIVERY OF PROXY MATERIALS

Our 2016 annual report to stockholders for the fiscal year ended December 31, 2016, including audited financial statements, accompanies this proxy statement.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and other information may be obtained without charge upon written request addressed to 2801 Gateway Drive, Suite 150, Irving, Texas 75063 or by telephone at (469) 442-4772, in each case Attention: Secretary.

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

Annual Meeting of Reata Pharmaceuticals, Inc. to be held on Wednesday, June 7, 2017 8:00 a.m (Central Daylight Time) for Holders as of April 13, 2017 This Proxy is Solicited on Behalf of the Board of Directors ANNUAL MEETING OF REATA PHARMACEUTICALS, INC. Date: June 7, 2017 Time: 8:00 a.m. (Central Daylight Time) Place: 2801 Gateway Drive, Suite 150, Irving, TX 75063 Please separate carefully at the perforation and return just this portion in the envelope provided. Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR Proposals 1 and 2.  VOTE BY: INTERNET TELEPHONE Call 1: Election of Class II Directors Directors Recommend (U.S. and Canada only) Go To www.proxypush.com/RETA • Cast your vote online. • Have your Proxy Card/Voting Instruction Form Ready. • View Meeting Documents.  Withhold For 866-250-6195 01 James E. Bass 02 R. Kent McGaughy, Jr. For • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. OR For MAIL For Against Abstain • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR 2: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. For The undersigned hereby appoints J. Warren Huff and Jason D. Wilson, each with full power to act alone and with full power of substitution and revocation, as proxies for the undersigned and authorizes them, and each of them, to attend the Annual Meeting of Stockholders, or the Annual Meeting, on Wednesday, June 7, 2017 at 8:00 a.m. (Central Daylight Time) at the offices of Reata Pharmaceuticals, Inc. at 2801 Gateway Drive, Suite 150, Irving, Texas 75063 and any adjournment or postponement thereof, and to vote the number of shares of common stock of Reata Pharmaceuticals, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting upon the matters specified herein and to vote in their discretion upon such other matters as may be properly brought before the Annual Meeting, revoking any proxy heretofore given.  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. All votes must be received by 11:59 P.M., Eastern Time, June 6, 2017. 3: The transaction of such other business as may properly come before the meeting or at any and all adjournments or postponements thereof. PROXY TABULATOR FOR REATA PHARMACEUTICALS, INC. P.O. BOX 8016 CARY, NC 27512-9903 To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed. EVENT # CLIENT # Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears hereon. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this proxy.

Revocable Proxy — Reata Pharmaceuticals, Inc. Annual Meeting of Stockholders June 7, 2017 8:00 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors  The undersigned hereby appoints J. Warren Huff and Jason D. Wilson, each with full power to act alone and with full power of substitution and revocation, as proxies for the undersigned and authorizes them, and each of them, to attend the Annual Meeting of Stockholders, or the Annual Meeting, on Wednesday, June 7, 2017 at 8:00 a.m. (Central Daylight Time) at the offices of Reata Pharmaceuticals, Inc. at 2801 Gateway Drive, Suite 150, Irving, Texas 75063 and any adjournment or postponement thereof, and to vote the number of shares of common stock of Reata Pharmaceuticals, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting upon the matters specified herein and to vote in their discretion upon such other matters as may be properly brought before the Annual Meeting, revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided.